Contact: Stephen Purtell Senior Vice President Investor Relations, Treasury and Strategy +1-972-595-5180 investors@sftp.com

Six Flags Announces Second Quarter 2021 Performance

ARLINGTON, Texas — July 28, 2021 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported attendance of 8.5 million and revenue of $460 million for second quarter 2021. Results for second quarter 2021 are not directly comparable to the same prior-year period due to the COVID-19-related suspension of operations and operating restrictions that began in mid-March 2020. Therefore, the company believes it is most relevant to compare its results in the second quarter of 2021 to the second quarter of 2019.

As expected, due to the continuing effects of the pandemic, the company reported lower attendance for second quarter 2021 compared to the same period in 2019. As of May 29, the company had opened all its parks, and, as of June 15, none of the parks were subject to mandated capacity constraints, with the exception of the theme park in Montreal and the two parks in Mexico.

Year-to-date through July 25, which includes the July 4th holiday period in both 2021 and 2019, average attendance at the company’s parks during the periods they were open in 2021 was approximately 82% compared to the same periods in 2019.1 Attendance through this time of year historically includes a significant contribution from pre-booked groups, inclusive of school groups who typically book in advance. Pre-booked group attendance has been significantly diminished due to the pandemic. Excluding pre-booked groups, attendance at the company’s open parks year-to-date through July 25 was approximately 89% compared to the same period in 2019 at those same parks.1 Pre-booked groups historically comprise a smaller proportion of attendance during the remainder of the year.

“Our results this quarter are due to the dedication of our team members, who really pulled together to safely reopen our parks,” said Mike Spanos, President and CEO. “While the operating environment continues to be challenging, we are encouraged by the initial progress on our transformation plan, which contributed to our improving revenue and guest spending per capita trends. Our goal is to delight both our guests and our shareholders by providing classic Six Flags thrills, enhanced with modern technology, while keeping a careful eye on costs.”

Second Quarter 2021 Highlights

●	Attendance was 8.5 million guests, a decrease of 2.0 million compared to second quarter 2019.
●	Total Revenue was $460 million, a decrease of $17 million compared to second quarter 2019.
●	Net Income was $71 million, a decrease of $9 million compared to second quarter 2019.
●	Adjusted EBITDA[2] was $170 million, a decrease of $9 million compared to second quarter 2019.
●	Net cash flow for second quarter 2021 was $190 million.

First Half 2021 Highlights

●	Attendance was 9.9 million guests, a decrease of 2.8 million compared to first half 2019.
●	Total Revenue was $542 million, a decrease of $64 million compared to first half 2019.

●	Net loss was $25 million, a decrease of $36 million compared to first half 2019.
●	Adjusted EBITDA was $125 million, a decrease of $23 million compared to first half 2019.
●	Net cash flow for first half 2021 was $95 million.

Second Quarter 2021 Results

(In millions, except per share and per capita amounts)	Three Months Ended
	July 4, 2021	June 30, 2020	June 30, 2019	% Change vs. 2020	% Change vs. 2019
Total revenues	$460	$19	$477	N/M	(4)%
Net income (loss) attributable to Six Flags Entertainment Corporation	$71	$(137)	$80	N/M	(10)%
Net income (loss) per share, diluted	$0.81	$(1.62)	$0.94	N/M	(13)%
Adjusted EBITDA	$170	$(96)	$180	N/M	(5)%
Attendance	8.5	0.4	10.5	N/M	(19)%
Total guest spending per capita	$51.94	$35.77	$42.27	45%	23%
Admissions spending per capita	$28.68	$25.32	$24.03	13%	19%
In-park spending per capita	$23.26	$10.45	$18.24	123%	28%
Pro-forma allocation of Admissions Spending to In-park Spending
Total guest spending per capita	$51.94	$35.77	$42.27	45%	23%
Admissions spending per capita	$28.68	$24.54	$23.17	17%	24%
In-park spending per capita	$23.26	$11.23	$19.10	107%	22%

In second quarter 2021, the company generated $460 million of revenue with attendance of 8.5 million guests, net income of $71 million, and Adjusted EBITDA of $170 million. As previously announced, the company elected to change the method of determining its fiscal quarters and fiscal years beginning in first quarter 2021. The change resulted in four additional calendar days in July for second quarter 2021 versus both 2020 and 2019, including most of the July 4th holiday weekend, offset by four fewer calendar days in the month of April that were included in first quarter 2021 results. The net impact was a benefit of 614 thousand of attendance and $32 million of revenue in second quarter 2021.

The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $1.3 million of non-recurring costs related to the transformation plan, including $0.3 million of employee termination costs, $1.0 million of technology costs, and $0.1 million of consulting costs. During the quarter, the company received $11.3 million related to one of its terminated international development agreements in China, which is included in Adjusted EBITDA. Of this amount, $6.7 million was allocated to revenue from international agreements and $4.6 million reduced expense for reimbursable costs recorded in prior periods.

Certain of the company’s memberships include bundled products and offerings. Since the beginning of the membership program, a portion of the membership revenue has been allocated from Park admissions revenue to Park food, merchandise and other revenue. Beginning in October 2020, the company prospectively began allocating an incremental portion of membership revenue from Park admissions revenue to Park food, merchandise and other revenue. This resulted in a reduction in reported Admissions spending per capita and an increase in In-park spending per capita, but the allocation of revenue between Park Admissions revenue and Park food, merchandise and other revenue has no impact on Total revenues or Total guest spending per capita.

Results of second quarter 2021 compared to second quarter 2019

The decrease in attendance was due to the temporary pandemic-related limitations on park operations at several of the company’s parks in second quarter 2021, partially offset by the change to the company’s reporting calendar.

The $17 million decrease in revenue was driven by a $17 million reduction in sponsorship, international agreements, and accommodations revenue, primarily related to the termination of the company’s contracts in China and Dubai in 2020 and 2019, respectively, and a reduction in sponsorship revenue and accommodations operations due to the pandemic. Excluding sponsorship, international agreements, and accommodations revenue, total revenue declined less than $1 million. The decrease was a result of lower attendance, net of the attendance increase related to the fiscal calendar change, mostly offset by higher guest spending per capita.

The company partially offset the decrease in revenue with lower operating costs. The reduction in operating costs reflected cost savings measures implemented during the quarter driven by the company’s transformation plan, lower advertising costs, and a benefit from the proceeds received in connection with one of its terminated international development agreements in China, partially offset by higher wage rates and incentive costs to attract and retain team members. During second quarter 2021, wage rate increases and higher incentive costs were partially offset by fewer total employee hours worked due to the tight labor market.

Total guest spending per capita in second quarter 2021 increased 23% compared to second quarter 2019. Applying the pro forma allocation from Admissions spending to In-park spending in 2019, Admissions spending per capita increased 24% and In-park spending per capita increased 22%. The increase in admissions spending per capita was driven by the company’s revenue management initiatives and a shorter average season for 2021 season passes versus 2019. Most 2021 season passes have been sold later in the season than in 2019, resulting in season pass revenue being recognized over a shorter time frame and higher Admissions spending per capita. The increase in In-park spending per capita was due to early progress on several of the company’s transformation initiatives and strong consumer spending trends.

First Half 2021 Results

(In millions, except per share and per capita amounts)	Six Months Ended
	July 4, 2021	June 30, 2020	June 30, 2019	% Change vs. 2020	% Change vs. 2019
Total revenues	$542	$122	$605	N/M	(11)%
Net income (loss) attributable to Six Flags Entertainment Corporation	$(25)	$(221)	$10	N/M	N/M
Net income (loss) per share, diluted	$(0.30)	$(2.62)	$0.12	N/M	N/M
Adjusted EBITDA	$125	$(138)	$148	N/M	(16)%
Attendance	9.9	2.0	12.7	391%	(22)%
Total guest spending per capita	$52.51	$52.13	$43.33	1%	21%
Admissions spending per capita	$29.26	$35.10	$25.13	(17)%	16%
In-park spending per capita	$23.25	$17.03	$18.20	37%	28%
Pro-forma allocation of Admissions Spending to In-park Spending
Total guest spending per capita	$52.51	$52.13	$43.33	1%	21%
Admissions spending per capita	$29.26	$31.83	$24.00	(8)%	22%
In-park spending per capita	$23.25	$20.30	$19.33	15%	20%

In first half 2021, the company generated $542 million of revenue with attendance of 9.9 million guests, a net loss of $25 million, and Adjusted EBITDA of $125 million. As a result of the change to the company’s reporting calendar, four additional days were included in first half 2021 versus both 2020 and 2019, including most of the July 4th holiday weekend, and 907 thousand in attendance and $49 million in revenue shifted from third quarter to first half of 2021.

The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $11.0 million of non-recurring costs related to the transformation plan, including $1.1 million of employee termination costs, $3.1 million of technology costs, and $6.9 million of consulting costs. During the first half, the company received $11.3 million related to one of its terminated international development agreements in China, which is included in Adjusted EBITDA. Of this amount, $6.7 million was allocated to revenue from international agreements and $4.6 million reduced expense for reimbursable costs recorded in prior periods.

Results of first half 2021 compared to first half 2019

The decrease in attendance was due to the temporary pandemic-related limitations on park operations at several of the company’s parks in 2021, and capacity restrictions at some of the parks that were open, partially offset by the change to the company’s reporting calendar.

The $64 million decrease in revenue was driven by a $34 million reduction in sponsorship, international agreements, and accommodations revenue, primarily related to the termination of the company’s contracts in China and Dubai in 2020 and 2019, respectively; and a reduction in sponsorship revenue and accommodations revenue due to the pandemic. Excluding sponsorship, international agreements, and accommodations revenue, total revenue declined by $30 million or 5%. The decrease was a result of lower attendance, net of the attendance increase related to the fiscal quarter reporting change, partially offset by higher guest spending per capita.

The company partially offset the decrease in revenue with lower operating costs. The reduction in operating costs reflected cost savings measures during the first six months driven by the company’s transformation plan, lower advertising costs, a benefit from the proceeds received in connection with one of its terminated international development agreements in China, and lower salaries, wages and benefits due to the fact that several of the company’s parks that were operating in first quarter 2019 were not operating in first quarter 2021. In the second quarter, wage rate increases and higher incentive costs to attract and retain team members were partially offset by fewer total employee hours worked due to the tight labor market.

Total guest spending per capita in first half 2021 increased 21% compared to first half 2019. Applying the pro forma allocation from Admissions spending to In-park spending in 2019, Admissions spending per capita increased 22% and In-park spending per capita increased 20%. The increase in Admissions spending per capita was driven by the company’s revenue management initiatives and a shorter average season for 2021 season passes versus 2019. Most 2021 season passes have been sold later in the season than in 2019, resulting in season pass revenue being recognized over a shorter time frame and higher Admissions spending per capita. The increase in In-park spending per capita was due to early progress on several of the company’s transformation initiatives and strong consumer spending trends.

Active Pass Base

The company extended the use of all 2020 season passes through the end of 2021 and offered members the option to pause payments on their membership through the time their respective home park opened in 2021. The company also offered higher-tiered benefits to members that elected to maintain their payment schedule instead of pausing. The company also began selling a significant number of season passes and memberships as its parks reopened in 2021. As a result of these retention and sales efforts, the Active Pass Base increased 65% as of the end of second quarter 2021 compared to second quarter 2020 and increased 2% compared to second quarter 2019. Due to the change in the reporting calendar, second quarter 2021 ended on July 4 instead on June 30, as it did in 2019 and 2020. As of June 30, 2021, the Active Pass Base was essentially flat compared to June 30, 2019. The Active Pass Base of 6.3 million included 2.1 million members as of the end of second quarter 2021, compared to approximately 2.1 million at the end of second quarter 2020 and 2.7 million members at end of second quarter 2019, with almost no members continuing to pause their payments. The Active Pass Base also included 4.2 million traditional season pass holders at the end of the second quarter 2021 compared to 1.7 million season pass holders at the end of second quarter 2020 and 3.5 million season pass holders at the end of second quarter 2019.

Deferred revenue was $310 million as of July 4, 2021, an increase of $75 million, or 32%, from June 30, 2019. The increase in deferred revenue was primarily due to increased sales of season passes and memberships in second quarter 2021 compared to the same period in 2019, and the deferral of revenue from members and season pass holders whose benefits were extended through 2021.

Balance Sheet and Liquidity

As of July 4, 2021, the company had cash on hand of $253 million and $461 million available under its revolving credit facility, net of $20 million of letters of credit, or total liquidity of $714 million. This compares to $524 million of liquidity as of April 4, 2021. The company’s net cash flow was $190 million for second quarter 2021.

For first half 2021, the company invested $42 million in new capital projects. Net debt as of July 4, 2021, calculated as total reported debt of $2,626 million less cash and cash equivalents of $253 million, was $2,373 million.

On August 26, 2020, the company amended its credit facility to, among other benefits, suspend testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2021. The company’s lenders also approved modified testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2022. Through the duration of the amendment period ending December 31, 2022, the company agreed to suspend paying dividends and repurchasing its common stock, and to maintain minimum liquidity of $150 million.

Transformation Plan Update

The company commenced a transformation plan in March 2020 to reinvigorate long-term profit growth, which includes both revenue and cost initiatives. The company is focused on modernizing the guest experience through technology, continuously improving operational efficiency, and driving financial excellence.

As previously announced, executing the transformation will require one-time charges of approximately $70 million, of which $60 million will be cash and $10 million will be non-cash write-offs of ride assets. Approximately $46 million has been incurred through second quarter 2021, including all of the non-cash write-offs of ride assets. The company expects the remaining charges to be incurred in 2021 and 2022. The majority of the remaining investments will be made on the company’s information technology infrastructure, mainly directed towards modernizing the guest experience, beginning with the implementation of a Customer Relations Management system.

(Amounts in thousands)	Twelve Months Ended	Six Months Ended	Life to Date
	December 31, 2020	July 4, 2021	July 4, 2021
Amounts included in “Other expense, net”
Consultant costs	$ 20,460	$ 6,854	$ 27,314
Technology modernization costs	—	3,070	3,070
Employee termination costs	4,362	1,108	5,470
Amounts included in “Loss on disposal of assets”
Ride / asset write-offs	9,754	—	9,754
Total transformation costs	$ 34,576	$ 11,032	$ 5,608

The company expects its transformation plan to generate an incremental $80 to $110 million in annual run-rate Adjusted EBITDA. The company expects to realize $30 to $35 million of fixed cost benefits in 2021, independent of attendance levels, and has already realized more than $16 million through the first half of the year. The company expects to achieve the remaining benefits through incremental revenue opportunities and lower costs once the plan is fully implemented and attendance returns to 2019 levels. The revenue initiatives are expected to yield $30 to $40 million and the company’s cost initiatives are expected to deliver $50 to $70 million.

Relative to the mid-point of the company’s pre-pandemic guidance range of $450 million, this implies an Adjusted EBITDA baseline range of $530 to $560 million once the plan is fully implemented and attendance returns to 2019 levels.3

Change in Reporting Calendar

As previously announced, the company elected to change the method of determining its fiscal quarters and fiscal years, such that each fiscal quarter (beginning with the fiscal quarter commencing January 1, 2021) shall consist of thirteen consecutive weeks ending on a Sunday4 and each fiscal year (beginning with the fiscal year commencing January 1, 2021) shall consist of 52 weeks or 53 weeks, as applicable, and shall end on the Sunday closest to December 31. The company made the change to align the company’s reporting calendar with how the company operates its business and to improve comparability across periods. A summary of the comparable reporting periods is set forth below.

	Q1	Q2	Q3	Q4
2019	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2019
2020	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2020
2021	January 1 – April 4	April 5 – July 4	July 5 – October 3	October 4 – January 2, 2022

Conference Call

At 7:00 a.m. Central Time today, July 28, 2021, the company will host a conference call to discuss its second quarter financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through August 4, 2021 by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 8240347.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 27 parks across the United States, Mexico and Canada. For nearly 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic or virus variants, and any expectations we may have with respect thereto including the continuing efficacy of the COVID-19 vaccines, (ii) our ability to continue to safely and profitably operate our parks in accordance with local health and government guidelines in light of the ongoing pandemic, (iii) the adequacy of our cash flows from operations, available cash and available amounts under our credit facilities to meet our liquidity needs, including in the event of a prolonged closure of one or more of our parks, (iv) expectations regarding future actions and initiatives to increase profitability, including expectations regarding the anticipated focus, timing, costs, benefits and results of our transformation plan, as well as our incremental annual run-rate Adjusted EBITDA and anticipated earnings baseline resulting from the plan, (v) our ability to significantly improve our financial performance and the guest experience, (vi) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (vii) expectations regarding our annual income tax liability and the availability and effect of net operating loss carryforwards and other tax benefits. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; political or military events; recall of food, toys and other retail products sold at our parks; accidents, incidents involving the safety of guests and employees, or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes;

laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	Comparable fiscal periods are January 4, 2021, through July 25, 2021, versus January 7, 2019 through July 28, 2019.
(2)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(3)	Information reconciling forward-looking Adjusted EBITDA to net income (loss) is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of Adjusted EBITDA to net income (loss) because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as depreciation, amortization and the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its Adjusted EBITDA outlook that it believes will be achieved; however, it cannot accurately predict all the components of the Adjusted EBITDA calculation.
(4)	When a fiscal year contains 53 weeks, approximately every 5 to 6 years, the fourth quarter of that fiscal year will contain 14 weeks.

Statement of Operations Data (1)

	Three Months Ended			Six Months Ended
(Amounts in thousands, except per share data)	July 4, 2021	June 30, 2020	June 30, 2019	July 4, 2021	June 30, 2020	June 30, 2019
Park admissions	$245,165	$10,962	$252,508	$289,499	$70,768	$318,588
Park food, merchandise and other	198,897	4,523	191,655	230,121	34,329	230,633
Sponsorship, international agreements and accommodations	15,725	3,658	33,047	22,191	16,549	56,182
Total revenues	459,787	19,143	477,210	541,811	121,646	605,403
Operating expenses (excluding depreciation and amortization shown separately below)	183,768	62,681	178,348	276,411	168,545	292,870
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	47,204	30,800	56,170	76,693	62,710	92,389
Costs of products sold	39,194	2,214	43,513	46,409	9,974	53,788
Other net periodic pension benefit	(1,690)	(994)	(1,055)	(3,333)	(1,990)	(2,110)
Depreciation	28,047	29,032	28,674	56,874	59,095	57,144
Amortization	5	402	601	11	1,003	1,204
Stock-based compensation	3,001	6,020	3,553	9,638	10,300	7,444
Loss (gain) on disposal of assets	719	513	(690)	1,239	393	446
Interest expense, net	38,048	51,047	29,572	76,468	78,204	57,920
Loss on debt extinguishment	—	5,087	6,231	—	6,106	6,231
Other expense (income), net	831	4,252	(1,278)	8,450	5,812	(1,705)
Income (loss) before income taxes	120,660	(171,911)	133,571	(7,049)	(278,506)	39,782
Income tax expense (benefit)	29,257	(55,661)	33,675	(2,613)	(77,710)	9,018
Net income (loss)	91,403	(116,250)	99,896	(4,436)	(200,796)	30,764
Less: Net income attributable to noncontrolling interests	(20,883)	(20,644)	(20,377)	(20,883)	(20,644)	(20,377)
Net income (loss) attributable to Six Flags Entertainment Corporation	$70,520	$(136,894)	$79,519	$(25,319)	$(221,440)	$10,387

Weighted-average common shares outstanding:
Basic:	85,673	84,704	84,288	85,437	84,680	84,207
Diluted:	86,751	84,704	84,868	85,437	84,680	84,882

Net income (loss) per average common share outstanding:
Basic:	$0.82	$(1.62)	$0.94	$(0.30)	$(2.62)	$0.12
Diluted:	$0.81	$(1.62)	$0.94	$(0.30)	$(2.62)	$0.12

Statement of Operations Data (1)

	Twelve Months Ended
(Amounts in thousands, except per share data)	July 4, 2021	June 30, 2020	June 30, 2019
Park admissions	$421,377	$567,962	$821,860
Park food, merchandise and other	322,098	378,136	565,859
Sponsorship, international agreements and accommodations	33,265	57,728	107,007
Total revenues	776,740	1,003,826	1,494,726
Operating expenses (excluding depreciation and amortization shown separately below)	497,592	483,466	601,130
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	141,748	156,241	182,106
Costs of products sold	70,554	86,490	125,608
Other net periodic pension benefit	(6,533)	(4,066)	(4,725)
Depreciation	116,938	117,776	115,063
Amortization	22	2,204	2,428
Stock-based compensation	18,868	16,130	(59,829)
Loss on disposal of assets	8,535	2,109	160
Interest expense, net	152,987	133,586	111,798
Loss on debt extinguishment	—	6,359	6,231
Other expense (income), net	27,631	10,059	(486)
(Loss) income before income taxes	(251,602)	(6,528)	415,242
Income tax (benefit) expense	(65,870)	5,214	100,635
Net (loss) income	(185,732)	(11,742)	314,607
Less: Net income attributable to noncontrolling interests	(41,527)	(41,020)	(40,381)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(227,259)	$(52,762)	$274,226

Weighted-average common shares outstanding:
Basic:	85,183	84,582	84,174
Diluted:	85,183	84,582	85,094

Net (loss) income per average common share outstanding:
Basic:	$(2.67)	$(0.62)	$3.25
Diluted:	$(2.67)	$(0.62)	$3.21

Balance Sheet Data

	As of
(Amounts in thousands)	July 4, 2021	December 31, 2020	June 30, 2020
Cash and cash equivalents	$252,887	$157,760	$295,956
Total assets	2,928,399	2,772,691	2,968,934

Deferred revenue	310,441	205,125	182,386
Long-term debt	2,626,082	2,622,641	2,619,929

Redeemable noncontrolling interests	542,950	523,376	544,020

Total stockholders' deficit	(1,160,154)	(1,158,547)	(970,782)

Shares outstanding	85,872	85,076	84,757

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following tables set forth a reconciliation of net income (loss) to Adjusted EBITDA for the three month periods, six month periods and twelve month periods ended July 4, 2021, June 30, 2020 and June 30, 2019:

	Three Months Ended			Six Months Ended
(Amounts in thousands, except per share data)	July 4, 2021	June 30, 2020	June 30, 2019	July 4, 2021	June 30, 2020	June 30, 2019
Net income (loss)	$91,403	$(116,250)	$99,896	$(4,436)	$(200,796)	$30,764
Income tax expense (benefit)	29,257	(55,661)	33,675	(2,613)	(77,710)	9,018
Other expense, net (2)	831	4,252	(1,278)	8,450	5,812	(1,705)
Loss on debt extinguishment	—	5,087	6,231	—	6,106	6,231
Interest expense, net	38,048	51,047	29,572	76,468	78,204	57,920
Loss (gain) on disposal of assets	719	513	(690)	1,239	393	446
Amortization	5	402	601	11	1,003	1,204
Depreciation	28,047	29,032	28,674	56,874	59,095	57,144
Stock-based compensation	3,001	6,020	3,553	9,638	10,300	7,444
Modified EBITDA (4)	191,311	(75,558)	200,234	145,631	(117,593)	168,466
Third party interest in EBITDA of certain operations (5)	(20,883)	(20,644)	(20,377)	(20,883)	(20,644)	(20,377)
Adjusted EBITDA (4)	$170,428	$(96,202)	$179,857	$124,748	$(138,237)	$148,089

Weighted-average common shares outstanding	85,673	84,704	84,288	85,437	84,680	84,207

	Twelve Months Ended
(Amounts in thousands, except per share data)	July 4, 2021	June 30, 2020	June 30, 2019
Net (loss) income	$(185,732)	$(11,742)	$314,607
Income tax (benefit) expense	(65,870)	5,214	100,635
Other expense (income), net (2)	27,631	10,059	(486)
Loss on debt extinguishment	—	6,359	6,231
Interest expense, net	152,987	133,586	111,798
Loss on disposal of assets	8,535	2,109	160
Amortization	22	2,204	2,428
Depreciation	116,938	117,776	115,063
Stock-based compensation	18,868	16,130	(59,829)
Modified EBITDA (4)	73,379	281,695	590,618
Third party interest in EBITDA of certain operations (5)	(41,527)	(41,020)	(40,381)
Adjusted EBITDA (4)	$31,852	$240,675	$550,237

Weighted-average common shares outstanding	85,183	84,582	84,174

The following tables set forth a reconciliation of net cash provided by (used in) operating activities to Adjusted Free Cash Flow for the three month periods, six month periods and twelve month periods ended July 4, 2021, June 30, 2020 and June 30, 2019:

	Three Months Ended			Six Months Ended
(Amounts in thousands, except per share data)	July 4, 2021	June 30, 2020	June 30, 2019	July 4, 2021	June 30, 2020	June 30, 2019
Net cash provided by (used in) operating activities	$209,731	$(50,316)	$167,020	$129,333	$(110,703)	$126,197
Changes in working capital	(52,966)	(81,719)	(2,918)	(63,595)	(88,441)	(20,069)
Interest expense, net	38,048	51,047	29,572	76,468	78,204	57,920
Income tax expense (benefit)	29,257	(55,661)	33,675	(2,613)	(77,710)	9,018
Amortization of debt issuance costs	(1,978)	(1,611)	(865)	(3,956)	(2,467)	(1,872)
Other expense (income), net (2)	1,064	5,284	(40)	10,134	5,178	(384)
Interest accretion on notes payable	(277)	(285)	(326)	(554)	(605)	(664)
Changes in deferred income taxes	(31,568)	57,703	(25,884)	414	78,951	(1,680)
Third party interest in EBITDA of certain operations (5)	(20,883)	(20,644)	(20,377)	(20,883)	(20,644)	(20,377)
Capital expenditures, net of property insurance recovery	(19,117)	(21,693)	(47,666)	(42,250)	(73,109)	(95,125)
Cash paid for interest, net	(43,893)	(20,274)	(28,307)	(107,790)	(51,932)	(59,733)
Cash taxes (6)	(296)	(367)	(12,097)	(564)	(2,326)	(17,407)
Adjusted Free Cash Flow (7)	$107,122	$(138,536)	$91,787	$(25,856)	$(265,604)	$(24,176)

Weighted-average common shares outstanding - basic:	85,673	84,704	84,288	85,437	84,680	84,207

	Twelve Months Ended
(Amounts in thousands, except per share data)	July 4, 2021	June 30, 2020	June 30, 2019
Net cash provided by operating activities	$49,156	$173,673	$404,638
Changes in working capital	(151,092)	(39,633)	55,645
Interest expense, net	152,987	133,586	111,798
Income tax (benefit) expense	(65,870)	5,214	100,635
Amortization of debt issuance costs	(8,024)	(4,158)	(3,885)
Other expense, net (2)	41,666	12,019	5,648
Interest accretion on notes payable	(1,106)	(1,251)	(1,338)
Changes in deferred income taxes	55,662	2,245	(82,534)
Third party interest in EBITDA of certain operations (5)	(41,527)	(41,020)	(40,381)
Capital expenditures, net of property insurance recovery	(67,505)	(118,160)	(137,716)
Cash paid for interest, net	(154,409)	(105,196)	(106,590)
Cash taxes (6)	(4,155)	(13,128)	(32,584)
Adjusted Free Cash Flow (7)	$(194,217)	$4,191	$273,347

Weighted-average common shares outstanding - basic:	85,183	84,582	84,174

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other (income) expense, net” include amounts related to our transformation initiative, including consulting costs of $0.1 million, $6.9 million and $27.3 million, for the three, six and twelve months ended July 4, 2021, respectively; technology modernization costs of $1.0 million and $3.1 million for the three and six months ended July 4, 2021, respectively; and employee termination costs of $0.3 million, $1.1 million and $5.5 million for the three, six and twelve months ended July 4, 2021, respectively. For the three and six months ended June 30, 2020, amounts related to our transformation initiative included in "Other (income) expense, net" included $6.2 million of consulting costs. These amounts are excluded from Modified EBITDA as they are non-routine, non-recurring and unrelated to our ongoing operations and costs necessary to operate our business.
(3)	Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the Statement of Operations each quarter through 2018.
(4)	“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated (loss) income from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(5)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards and reduced operations due to the COVID-19 pandemic, we anticipate paying minimal federal income taxes in 2021 and do not anticipate becoming a full cash taxpayer until at least 2024. During the years 2021 through 2024, we have significant federal operating loss carryforwards which will offset the majority of our taxable income.
(7)	Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.